Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about May 17, 2010) pertaining to the 2007 Omnibus Incentive Plan of Inovio Pharmaceuticals, Inc., of our report dated March 26, 2010, with respect to the consolidated financial statements of Inovio Pharmaceuticals, Inc. (formerly known as Inovio Biomedical Corporation) included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 14, 2010